Exhibit 10.1

Phone:     +1 (503) 400-6610

Toll Free: +1 (855) 855-GALE (855-855-4253)

Fax:          +1 (503) 400-6611

Email:   info@galenabiopharma.com

310 N. State Street, Suite 208, Lake Oswego, OR 97034

www.galenabiopharma.com

June 22, 2012

Dear Ryan:

I am pleased to offer you the position of Director, Controller & Principal Accounting Officer with Galena Biopharma, Inc. (the “Company”) reporting to the CEO, effective July 16, 2012 (the “Effective Date”). You will receive a base salary of $175,000, payable every month in accordance with the regular payroll practices of the Company, as in effect from time to time. During your employment, you may be considered annually for a bonus in addition to your base salary with a target of 20% of your base salary. Bonus compensation in any year, if any, will be based on your performance and that of the Company, in accordance with a general bonus program to be established by the Board’s Compensation Committee. In addition, you will be entitled to a $25,000 sign-on bonus.

Subject to Board approval, at the first regularly scheduled meeting of our Board of Directors after the Effective Date you will be granted stock options (“Options”) under the Galena Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase 75,000 shares of Galena common stock. The Options shall vest in quarterly installments over 4 years beginning on the first quarterly anniversary of the Effective Date of the agreement provided, in each case, that you remain continuously employed by the company through such quarterly anniversary date. Each vested Option shall be on such other terms as shall be determined by our Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.

You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

You will be entitled to 20 (twenty) days of paid time off (vacation days plus sick time/personal time) per year accrued at a rate of 6.15 hours each pay period year in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid time off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

The offer of employment is contingent on your signing the Company’s standard Employee Confidentiality, Non-competition and Proprietary Information Agreement (copy attached, the “Confidentiality Agreement”) and an 1-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects. The offer of employment contained in this letter, and your continued employment, is contingent upon and subject to a satisfactory background and reference check (which you hereby authorize), including but not limited to a confirmation of your stated credentials. It will be in the Company’s sole discretion at any time to determine the scope of the background and reference check, whether and when to conduct or update such background check and reference check and whether such check is satisfactory.

This employment offer letter is not intended to create or constitute an employment agreement or contract (express or implied) between you and the Company. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason.

Please acknowledge your acceptance of this offer by returning a signed copy of this letter. This offer will remain open until June 29, 2012.

Formalities aside, we are very excited about having you join our team. Your skills and experiences are a great match with our goals, and I anticipate your being a critical part of the company’s success.

Very truly yours,

Mark J. Ahn, Ph.D.

President and CEO

Galena Biopharma, Inc.

I accept this offer of employment with Galena Biopharma, Inc. and will begin employment on July 16, 2012

Signature:	Date: June 25, 2012

/s/ Ryan Dunlap